October 25,
2005


Mail Stop 4561

Charles A. Menendez
1545 Miller Road
Coral Gables, FL 33146

Re:	Default Proof Credit Card System, Inc.
	Form 10- KSB/A for the year ended December 31, 2004
	Form 10-QSB/A for the quarters ended March 31, 2005 and June
30,
2005
      File No. 000-24444

Dear Mr. Menendez:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.

      You may contact Yolanda Crittendon, Staff Accountant, at
(202)
551-3472 or the undersigned at (202) 551-3413 if you have questions.




							Sincerely,



            Cicely Luckey
      Branch Chief


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Charles A. Menendez
Default Proof Credit Card System, Inc.
July 18, 2005
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